Exhibit 99.1

Magellan Gold Corporation Enters into an Agreement to Acquire the Santa Maria Mine from Golden Minerals Company

FOR IMMEDIATE RELEASE	October 17, 2019

Magellan Gold Corp (OTCQB:MAGE) (the “Company“) has entered into a binding agreement, dated October 16, 2019, with Golden Minerals Company ( “NYSE:AUMN“)(“Golden”) for the assignment of the option (the “Transaction“) to earn a 100% interest in the Santa Maria Project in Chihuahua State, Mexico. The agreement provides for a 150-day period to complete due diligence and secure adequate funding and enter into a definitive agreement (the “Definitive Agreement “) which will formalize the Transaction. Golden currently owns a 100% interest in the Santa Maria Mine, subject to US$200,000 in property payments.

Terms of the Transaction

Magellan Gold Corporation must:

(a)	Complete a cash payment of US$1,000,000 to Golden Minerals at closing.
(b)	Pay Golden a 6.5% NSR based royalty from all production until a total of US$3,000,000 has been paid under the royalty agreement, the royalty is then reduced to a 3.0% NSR based royalty for the balance of the property life.

The agreement includes a two kilometer “Area of Interest clause”.

The Santa Maria Project

The project is located 39 kilometers southwest of Parral, Chihuahua. The mine was operated in the 1940’s and had mining activity in 2015 and 2016. Golden Minerals Company drilled 58 exploration holes, approximately 10,000 meters of core, and cut 2,186 channel samples on the surface and in the existing mine workings. The following resource is part of a 43-101 Preliminary Economic Assessment prepared by Tetra Tech, Inc. of Golden, Colorado for Golden Minerals in November of 2018.

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Mineral Resource Estimate

CATEGORY 180-AgEq gpt Cutoff	TONNES	Au - gpt	Ag - gpt	GOLD Ounces (k)	SILVER Ounces (M)
Measured	42,000	0.83	271	1.13	0.37
Indicated	170,000	1.04	291	5.70	1.59
Inferred	261,000	0.90	272	7.61	2.30

NOTES:

(1) Cutoff grade and Ag equivalent calculated using metal prices of $16.63 and $1,238 per troy ounce of Ag and Au with a ratio of 74:1, the three-year trailing average as of the end of May 2018;

(2) Cutoff applied to diluted Ag equivalent blocks grades using recoveries of 90% and 80% Ag and Au;

(3) Reported Measured and Indicated Mineral Resources are equivalent to mineralized material under SEC Industry Guide 7, Inferred Mineral Resource is not a recognized category under SEC Industry Guide 7; and

(4) Columns may not total due to rounding.

Magellan plans to re-activate the mine by starting excavations at the existing faces that are in mineralized material along the Santa Maria vein structure in the old workings. An access ramp program will also be started to gain access to the Santa Maria Dos and North Vein structures at depths below the current levels of the existing workings. Magellan intends to process the mineralized material extracted in the mining areas at one or more of the three toll mills that exist in the region. Metallurgical testing, outlined in the PEA, shows the material to have favorable recoveries using CN- leach for the oxides and mixed material, and bulk concentrate flotation for the sulfide material.

The PEA, prepared by Tetra Tech for Golden Minerals, outlines a potentially mineable resource of 308,021 diluted tonnes at an average grade of 331-gpt silver and 0.78-gpt gold The life of the project would be five-years mining an average of 175-tpd and assumes that the mined material will be processed in the region’s toll mills. The economics generated with the Tetra Tech Plan is a NPV5% of US$10.6 million and an IRR of 159-percent.

David Drips, Chief Executive Officer of Magellan comments, “The Santa Maria is a right-sized project for our company and management team, and the mine is in one of the premier mining regions of Mexico that is set up to service the small miners. This acquisition should enable Magellan to grow quickly into a small metal production company. Additionally, there appears to be exciting opportunities within the Santa Maria claims for production growth with the multiple structures that have been identified.”

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals.  Magellan controls three other assets: The San Dieguito de Ariba (“SDA”) flotation plant in Nayarit, Mexico, the El Dorado Gold-Silver Project near the SDA Plant and the Silver District Property in the Trigo Mountains of Arizona.

Magellan Gold Corporation (OTCQB:MAGE) magellangoldcorp.com

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Domestic: David Drips, CEO

contact@magellangoldcorp.com

International: Peter Nesveda         +61 4 1235 7375

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